THE SYMBOL "[***]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS."

PATENT AND TECHNOLOGY LICENSING AND SUPPLY AGREEMENT

This Agreement, by and between CEPHEID, a California Corporation having its principal place of business in Sunnyvale, California (hereinafter "CEPHEID") and ENVIRONMENTAL TECHNOLOGIES GROUP, INC., a Delaware Corporation with offices located in Baltimore, Maryland (hereinafter "ETG").

WHEREAS, CEPHEID is the owner of certain patents, patent applications, inventions, and licenses and possesses certain technical information and know-how relating to systems for processing polymerase chain reaction ("PCR") technology and other nucleic acid-based analysis methods for both integrated military bioagent detection systems and for hand- held bioagent detection instruments; and

WHEREAS, ETG desires to obtain worldwide licenses with respect to those patents, patent applications, inventions, licenses, technical information, and know-how to develop and commercialize bioagent detection devices and to purchase certain related subsystems, components, and supplies from CEPHEID;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, it is agreed as follows:

  DEFINITIONS

    "AAA" means the American Arbitration Association.
    "Affiliate" means any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated Party but only for so long as such relationship exists. For the purposes of this definition, "control" means i) ownership of at least fifty percent (50%) of the shares of stock entitled to vote for directors in the case of a corporation, or of at least fifty percent (50%) of the interests in profits of a business entity other than a corporation; or ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an individual, corporation, or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.
    "Agreement" means this Patent and Technology Licensing and Supply Agreement between CEPHEID and ETG.
    "Agreement Term" means the term of this Agreement, which commences upon the date hereof and will remain in effect until all of the CEPHEID Patent Rights in any jurisdiction have expired.
    "Amplification/Detection Technology" means CEPHEID's technologies for facilitating the process of chemically multiplying the numbers of target sequences of DNA or RNA in order to facilitate their identification or detection using fluorescent labels or similar approaches. Such multiplication of target sequences can be accomplished using PCR or other nucleic acid amplification methods. Applicable Cepheid technologies include, but are not limited to I-CORE Modules, reaction tubes, and proprietary Reagents. This CEPHEID Technology is protected by CEPHEID Patents listed in Schedule A, I. CEPHEID Patent Rights- A. Amplification/Detection Technology.
    "Bioagent" means a toxic biologic agent used by humans to inflict harm.
    "Budget" means the budgetary and monetary understanding that is to be negotiated by the Parties within one hundred twenty (120) days of the signing of the Letter of Intent (signed March 20, 2001), and which is to be updated by the Parties annually.
    "CEPHEID Patent Rights" means those CEPHEID Patent Rights currently owned by CEPHEID that are listed under that topic in Schedule A.
    "CEPHEID Technical Information" means know-how, trade secrets, inventions, data, scientific records, technology and information relating to the Licensed Products that is now owned by CEPHEID and which CEPHEID has the right to disclose.
    "CEPHEID Technology" means the Licensed Patents and CEPHEID Technical Information. The Technology concerns CEPHEID's PCR and other nucleic acid amplification related technology, including, without limitation, sample preparation technology, amplification and detection technology, reaction tube design, microfluidic systems, rapid lysing, and nucleic acid extraction and purification.
    "Confidential Information" means any and all knowledge, know-how, or other information disclosed by either Party to the other, either orally or in writing, and materials transferred under this Agreement, if so marked at the time of delivery and, in the case of oral information, if so designated at the time of delivery and confirmed in writing by the disclosing party within thirty (30) days after oral disclosure. Notwithstanding the foregoing, Confidential Information will not include information or materials that:
      the receiving party can demonstrate by competent, contemporaneous written records was known to it prior to the date of disclosure hereunder by the disclosing party;
      is public knowledge, or becomes public knowledge, other than by breach of this Agreement by the receiving party or by anyone to whom the receiving party disclosed such information;
      is lawfully disclosed to the receiving party by a Third Party who is not obligated to the disclosing party or any other party to retain such information in confidence; or
      is independently developed by the receiving party without knowledge of the information of the disclosing party as demonstrated by competent, contemporaneous written records.
      is not marked or designated as Confidential Information.
      Any Confidential Information that is used to develop Inventions will continue to be the Confidential Information of the disclosing Party and will be governed by Paragraph 10 of this Agreement. However, Confidential Information developed or created by CEPHEID with ETG funds shall be ETG's Confidential Information.
    "Consumables" means reaction tubes, cartridges, or other hardware used in conjunction with the Licensed Products to generate assay results, excluding those supplies defined as Reagents. Such consumables are intended to be single use and disposable, unless incorporated into a flow through device.
    "DP Field" in this Agreement, means Hand Held Systems for the domestic preparedness and military markets.
    "Dispute" means any disagreement between the Parties arising out of or in connection with this Agreement.
    "ETG Developments" means any and all modifications or refinements related to the CEPHEID Technology or any Licensed Products or their use or the manufacturing processes thereof, that are created, developed, conceived, or reduced to practice by ETG (or its Affiliates), or by ETG (or its Affiliates) together with or in conjunction with any other entities or parties, or by CEPHEID with ETG funding under a specific project requested by ETG, whether patented or not patented, and which arise after the date of this Agreement; provided, however, that ETG Developments do not include Joint Developments.
    "Fluidics/Lysing Technology" means CEPHEID's technologies for fluid handling and processing as applied to the preparation of samples for DNA or RNA based analysis, including filtration, lysing of cells or cellular organisms, capture and purification of DNA or RNA, mixing of sample with Reagents, and delivery to a reaction tube or chamber. Applicable CEPHEID technologies include but are not limited to fluidic processing blocks, fluidic sample preparation cartridges and cartridge processing Modules, and ultrasonic lysing Modules. This technology is protected by CEPHEID Patents listed in Schedule A, I. CEPHEID Patent Rights- B. Fluidics &/or Lysing Technology.
    "Fully Burdened Cepheid Product Cost" means CEPHEID's cost of goods to produce I-CORE modules, I-CORE reaction tubes, disposable fluidic sample preparation cartridges, fluidic processing blocks, ultrasonic lysing modules, and/or other applicable subsystems or consumables to be sold to ETG under the terms of this Agreement. Such costs will be defined as Cepheid's direct purchased material and direct production labor costs, together with the associated direct overheads for purchased material and direct production labor in the manufacture of a product, in so far as these costs would be capitalisable into inventory under US GAAP. However, it does not include Selling, General and Administrative (S, G&A) overhead costs nor does it include engineering or development costs, direct or otherwise, that are not directly related to the production of the product concerned.
    "Fully Burdened ETG Product Cost" is defined as ETG's direct purchased material and direct production labor costs, together with the associated direct overheads for purchased material and direct production labor in the manufacture of a product, in so far as these costs would be capitalisable into inventory under US GAAP. However, it does not include Selling, General and Administrative (S, G&A) overhead costs nor does it include engineering or development costs, direct or otherwise, that are not directly related to the production of the product concerned.
    "Fully Burdened RD&E Costs" means costs for CEPHEID research, development, and engineering (RD&E) support, corresponding to fully burdened RD&E costs which shall be comprised of direct RD&E costs, RD&E overhead, and direct costs and allocated overhead associated with constructing and delivering any prototype Modules or Consumables required by ETG. Fully Burdened RD&E Costs will be estimated in terms of average cost per Full Time Equivalent (FTE) and will be established in accordance with the Budget
    "Hand-Held System" means [***]
    [***]
    "I-CORE Module" means a CEPHEID proprietary nucleic acid amplification Module comprised of (1) a single site, discrete, individually controllable heater sleeve containing a heater element and designed to accept a disposable reaction tube or cartridge, (2) an integrated cooling mechanism, such as a fan, that enables passage of ambient or cooled air across the heater sleeve, and (3) optical blocks containing solid state components that enable optical interrogation of the reaction solution in the reaction tube or cartridge, as it may be modified and improved from time to time.
    "Integrated Military Bioagent Detection System" means a system comprised of distinct component parts, each capable of carrying out a specific phase of a complete field-based, non- laboratory-based analysis for the presence of Bioagents, with component parts that include, but are not limited to, sample collection (usually air samples) component, nucleic acid-based analysis component (identifier), and reporter/data transmitter component. Although the components could operate independently, the system is designed to operate in an integrated fashion.
    [***]
    "Joint Developments" means any and all modifications or refinements related to any Licensed Products or their use or the manufacturing processes thereof, that are created, developed, conceived, or reduced to practice by ETG and CEPHEID, together, after the date of this Agreement. Modifications, refinements, or any other developments that are funded solely by ETG shall not be considered Joint Developments, but shall be considered ETG Developments as defined in Paragraph 1.15.
    "JPO" means the United States Government's Joint Program Office for Biological Defense.
    "Letter of Intent" means the document signed by the Parties on March 20, 2001, relating to the terms of this Agreement. This Agreement supercedes the Letter of Intent in its entirety.
    "Licensed Fields" means the DP Field and the Military Field, as licensed under Section 2 of this Agreement.
    "Licensed Patents" means the CEPHEID Patent Rights listed in Schedule A.
    "Licensed Product(s)" means any product that, in whole or part (a) is made using, or that uses or embodies, CEPHEID Technical Information; or (b) is covered by, a Valid Claim of an unexpired Licensed Patent. For the purposes of this definition, a Product is "covered by" a Valid Claim of a Patent if, but for this Agreement, its manufacture, use, or sale would infringe a Valid Claim.
    "Military Field" means Integrated Military Bioagent Detection Systems for use by governmental military customers only for the detection of Bioagents, excluding Hand-Held Systems.
    "Modules" means a subsystem or subcomponent designed for incorporation into a system or instrument and capable of carrying out a particular designated function; however, modules are not capable of independent function, but operate only in conjunction with other subsystems or subcomponents.
    [***]
    "Net Sales" means the total consideration, whether in dollars or otherwise, paid on sales of a Licensed Product by ETG or its Affiliates to unrelated Third Parties in bona fide arms length transactions, less the following deductions, in each case related specifically to the Licensed Product: (1) trade, distribution, cash and quantity discounts and sales commissions; (2) taxes on sales, such as sales or use taxes to the extent added to the sales price and set forth separately as such in the total amount invoiced; (3) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (4) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, chargebacks or rebates under government programs. Net Sales shall also include the fair market value of non- monetary consideration received by ETG or its Affiliates with respect to sales by them of the Licensed Products to unrelated Third Parties.
    "Parties" shall mean CEPHEID and ETG and their Affiliates and Successors.
    "Patent" means valid and enforceable letters patent, patent applications, and all related continuations, continuations-in-part, reexaminations, divisions, reissues, extensions, patents of addition, or inventor's certificates, and all foreign counterparts thereof.
    "PCR" means DNA and RNA replication through polymerase chain reactions.
    "Reagents" means enzymes, nucleic probes, nucleic acid primers, and other biological components, fluorescent labels, buffers, and other chemicals that are used for carrying out a nucleic acid amplification and detection reaction in the CEPHEID technology. Such Reagents may or may not be single use, and may be presented in a variety of formulations and mixtures including, but not limited to, liquid, surface, immobilized, or dried.
    "Running Royalty" means any payment regarding sale of Licensed Products that is directly or indirectly affected by the volume of such sales, whether in a linear or stepped fashion.
    "Successor" means a successor or assignee of a Party in accordance with Paragraph 15.1 of this Agreement.
    "Territory" means all countries of the world.
    "Third Party" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company, or other entity, other than the Parties to this Agreement.
    [***]
    "Valid Claim" means any claim contained in any patent application or in any issued and unexpired patent included within the Licensed Patents which has not been abandoned or held unenforceable by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable.

  GRANT OF LICENSES

    Licenses to ETG. In consideration of the Royalties and other consideration provided under this Agreement in Section 5, and subject to the limitations set forth in Paragraph 2.2 and the other terms and conditions of this Agreement:
      CEPHEID grants to ETG and its Affiliates and their Successors the exclusive worldwide right and license, under the Licensed Patents and CEPHEID Technical Information, to manufacture, have made, use, develop, sell, and have sold Licensed Products within the DP Field in the Territory during the Agreement Term.
      CEPHEID grants to ETG and its Affiliates and their Successors the non-exclusive worldwide right and license, under the Licensed Patents and CEPHEID Technical Information, to manufacture, have made, use, develop, sell, and have sold Licensed Products within the Military Field in the Territory during the Agreement Term.
      No licenses or rights to any intellectual property or to any patents other than those specified in the above Paragraphs 2.1.1 and 2.1.2 are granted or conferred to ETG by CEPHEID under this Agreement.
    Exclusions and Limitations on ETG's License.
      The Smart Cycler, Smart Cycler TD, and Smart Cycler XC, current Cepheid products, are excluded from the licenses granted in this Agreement. This exclusion does not prohibit in any way the use of the CEPHEID Technology by ETG in accordance with the remainder of this Agreement.
      The license in Paragraph 2.1, above does not include the right to make or have made any Modules or Consumables or components thereof that are part of the Licensed Products that are based on, embody, or incorporate the Cepheid Technology that CEPHEID decides, in its discretion, to make or have made.
      CEPHEID will retain sole rights to manufacture, or have manufactured, sell, have sold, develop, and use the I-CORE Module, I-CORE Module derivatives, fluidic cartridge processing Modules and Consumables that are based on the Cepheid Technology, even if such Modules or Consumables contain, include, or embody ETG Developments or Joint Developments; provided, however, that, in the DP Field, CEPHEID will sell and have sold such products only to ETG. For any Modules or Consumables containing, including, or embodying ETG Developments, CEPHEID will sell and have sold such products only to ETG in the DP and Military Fields. CEPHEID will sell Modules and Consumables to ETG under this Paragraph 2.2.3 for CEPHEID's Fully Burdened Cepheid Product Cost plus a % mark-up, dependent upon the field, as specified in Paragraph 5.5.
      Notwithstanding anything to the contrary in this Agreement, if ETG desires to manufacture any Module and/or Consumable that is based, in whole or part, on the CEPHEID Technology, it may do so only if CEPHEID, in its sole discretion, authorizes ETG, in writing, to do so. In this case, ETG will pay to CEPHEID a royalty on net end-user sales equivalent to the rates owed to CEPHEID (as per Paragraph 5.5) as if the product had been manufactured by CEPHEID.
      The rights and licenses granted pursuant to Paragraph 2.1.1 shall be subject to the right of CEPHEID to conduct research and development activities using the CEPHEID Technology, including the Licensed Patents and the CEPHEID Technical Information.

    2.2.6 CEPHEID and ETG agree that ETG will manufacture and integrate or have manufactured or integrated on its behalf in its sole discretion the Hand-Held Systems and the Integrated Military Bioagent Detection Systems for the DP and Military Fields.

    2.2.7 Should CEPHEID ever stop production or be unable to meet the production needs of ETG of the Modules and/or Consumables within ninety (90) days of any reasonable request, CEPHEID grants ETG the right to manufacture the Modules and/or Consumables for the DP and Military Fields; provided, however, that, in the case of I-Core Modules, the parties must first negotiate a mutually-satisfactory sublicense of any necessary patents or technology.

    Assignments and Sublicenses. ETG and/or Cepheid may not Sublicense or assign, in whole or part, any of its license rights under this Agreement except as provided in Paragraph 14.1 of this Agreement.
    Licenses and Grants to CEPHEID.
      ETG Developments. ETG hereby grants to CEPHEID a non-exclusive, perpetual, worldwide license to CEPHEID under ETG Developments (including without limitation any ETG-developed Licensed Products), to sell and have sold any Licensed Products outside the Licensed Fields.
        If such Licensed Products contain ETG Developments, CEPHEID will pay to ETG a royalty, to be negotiated between the parties but not to exceed [***] of Net Sales.
        Notwithstanding Paragraph 2.4.1.A of this Agreement, if such Licensed Products are manufactured by ETG, they will be transferred to CEPHEID for a mutually-agreeable price but not to exceed Fully Burdened ETG Product Cost plus [***].
        Regarding ETG Developments, CEPHEID may sell, and have sold Licensed Products that are not manufactured by or on behalf of ETG only if the Parties reach an agreement as to the appropriate Royalty. Cepheid will provide ETG written notice prior to utilizing any ETG Developments.
      Joint Developments. Except as otherwise specified in this Agreement, ETG and CEPHEID each hereby grant to one another non-exclusive, perpetual, royalty-free worldwide licenses to use, have use, sell, have sold, and exploit the Joint Developments. ETG's licenses under this Section 2.4.2 shall only apply to the DP and Military Fields and CEPHEID's licenses under this Section 2.4.2 shall only apply to fields other than the DP and Military Fields.

  DEVELOPMENT RESPONSIBILITIES

    ETG Responsibilities
      ETG will, in addition to the CEPHEID Technology to be licensed under this Agreement, also obtain whatever licenses are necessary from Applied Biosystems and/or Hoffman La-Roche, or otherwise to fully carry out its responsibilities under this Agreement. When necessary, CEPHEID will provide reasonable support to ETG in obtaining these additional licenses. This Agreement will be voidable in the event the Parties conclude that ETG is unable to execute all necessary licenses; provided however, that CEPHEID will have the option to "step in" and provide a source for necessary Reagents if ETG is unable to obtain licenses or make other arrangements for Reagents with reasonable terms for the required Reagents. The supply of Reagents by CEPHEID to ETG, if required, shall be the subject of a separate agreement, to be negotiated, as required, between the Parties.
      ETG will use its best efforts to develop, manufacture, market and sell products that include the CEPHEID Technology in the DP Field. [***].
      [***]
      ETG will diligently market the CEPHEID Technology in the domestic and international Military Field.
      ETG will use its best efforts, as appropriate, to submit proposals that include the CEPHEID Technology for the [***]and any other future military development and/or production contracts in which the CEPHEID Technology is applicable, subject to any limitations of the license(s) and/or customer and program requirements.
      ETG will purchase Modules and Consumables from CEPHEID as required to develop, manufacture and sell DP Hand-Held Systems or other systems developed by ETG under this Agreement.
      ETG will develop or have developed on its behalf at its sole discretion PCR primers, enzymes, fluorescent tags, and other Reagents for DP and Military Fields or call upon CEPHEID to provide these services if the economics, including license terms, are more favorable to the Parties. The supply of Reagents by CEPHEID to ETG, if required, shall be the subject of a separate agreement, to be negotiated as required between the Parties. If Reagent development services were to be provided by CEPHEID on behalf of ETG, such services would be subject to funding from ETG as described in 3.1.9.
      ETG will participate at its own cost in a continuing dialog and consultation with CEPHEID on any changes/improvements to the I-CORE technology and associated disposables.
      ETG will fund agreed research, development, engineering, and other work to be carried out by CEPHEID under the direction and specification of ETG, at rates equivalent to CEPHEID'S Fully Burdened RD&E Costs and according to the Budget to be developed by CEPHEID and ETG. If the Parties cannot reach agreement on the Budget, this Agreement is void.
      ETG will provide to CEPHEID access to all data, information, and records relating to the performance of the CEPHEID Technology and the Licensed Products, , including without limitation results of any research, development, or field trials, subject to export, government security, or other legal restrictions.
    CEPHEID Responsibilities
      CEPHEID will provide reasonable technical support to ETG, at ETG's cost, consistent with the Budget, in the following technical areas: I-CORE Module, flow through fluidics, disposable sample processing systems, primer performance, and other detector/identifier technology as necessary to enable the design and integration of the applicable CEPHEID Technology into ETG Licensed Products, in whole or part, under this Agreement. In cases where CEPHEID and ETG agree, in their mutual discretion, that ETG should manufacture a specific Module or Consumable employing the CEPHEID Technology, CEPHEID will provide to ETG the drawings, manufacturing processes, and other documentation in CEPHEID's possession, or in the possession of Cepheid's subcontractors or vendors, necessary to manufacture the key CEPHEID Technology-related components of the Hand-Held Systems and Integrated Military Bioagent Detection Systems. CEPHEID will provide the above-described technical support by making its technical personnel available in Sunnyvale, CA, to assist the transition of the CEPHEID Technology to ETG. ETG shall pay CEPHEID for such technical support on an full time employee (FTE) basis and according to the Budget, defined in Section 5.4, developed by CEPHEID and ETG.
      CEPHEID will participate at its own cost within reasonable commercial standards, during the term of this Agreement, in a continuing dialogue and consultation with ETG on changes/improvements to the I- CORE technology and associated disposables.
      CEPHEID will supply I-CORE Modules, I-CORE reaction tubes, disposable fluidic sample prep cartridges, and/or other applicable Modules or Consumables to ETG at transfer prices as described in the Payments & Royalties Section of this Agreement, as long as they are appropriate for Licensed Products developed by ETG under this Agreement. Except where CEPHEID has applicable pre-existing or parallel Reagent formulations, ETG will be responsible for the development, stabilization, and supply of Reagents for loading by CEPHEID into the reaction tubes or disposable cartridges, providing that such Reagents are compatible with the CEPHEID components and are developed according to CEPHEID specifications.
      CEPHIED will provide to ETG access to and use of all data, information, and records relating to the performance of the CEPHEID Technology applicable to the endeavors contemplated under this Agreement, the Licensed Products, and related systems, including without limitation results of any research, development, or field trials, subject to export, government security, or other legal restrictions. Where appropriate ETG will support trial work by direct participation.

  ATTRIBUTION

    Attribution. ETG shall make appropriate reference in all labeling and printed materials to any contribution by CEPHEID or the CEPHEID Technology to the Licensed Products.

  PAYMENTS AND ROYALTIES

    Upfront Payment. In consideration of the exclusive license for the DP Field granted to ETG by CEPHEID:
      ETG will pay to CEPHEID an upfront non-refundable license fee payment of [***] payable upon signing of this Agreement. The license fee will cover the following CEPHEID PCR-related technology components and must be taken in total:

    A. A license to CEPHEID's technologies for reactor tube(s) design [***];

    B. [***]; and

    C. [***]

    5.1.2 In consideration for this payment, Cepheid shall provide at a minimum the information and documentation listed in Schedule B.

    Minimum Royalty Payments. ETG will begin paying to CEPHEID minimum royalty payments to retain the exclusivity of its license in the DP Field according to the following schedule. Minimum royalty payments are creditable against payments due to CEPHEID only in the preceding 12 month period to which they apply:
      [***]
      [***]
      [***]
      [***]
      [***]

    If such payments are not made, then the CEPHEID license in the DP Field shall revert from an exclusive to a non-exclusive license.

    ETG Research and Support. ETG will pay CEPHEID at CEPHEID's Fully Burdened RD&E Costs, as set forth in the Budget, for CEPHEID's support for:
      Transfer to ETG of existing applicable CEPHEID Technology covered in this Agreement, not to exceed [***], as defined in the Budget developed in accordance with Section 5.4, unless agreed upon in writing by both the President of ETG and the President of CEPHEID.
      Consultation to ETG for adaptation of existing technology covered in this Agreement.
      Modification of existing technology or development of new technology as required under this Agreement.
    Budget for Support Activities. Within one hundred twenty (120)days of the execution of the Letter of Intent (March 20, 2001), a Budget is to be developed and agreed upon by the parties outlining ETG requirements in the above-specified areas, as well as a budget for funding to cover CEPHEID's support activities. This Agreement will be void should the parties be unable to mutually agree to the Budget.
    Transfer Prices and Running Royalties.

  5.5.1 For sales in the DP Field:

  A. ETG shall pay CEPHEID'S Fully Burdened Cepheid Product Cost plus [***] for all subsystems, Modules, and Consumables supplied to ETG by CEPHEID. If Reagents are supplied by CEPHEID to ETG, such supply shall occur under a separate agreement, to be negotiated between the Parties. Should this transfer pricing increase more than two times the prior year's Consumer Price Index (CPI), the parties will reevaluate this pricing formula and confirm the parties' mutually agreement to this Section.

  B. ETG will also pay CEPHEID Running Royalties on Net Sales of Licensed Products at one of the following rates determined by the CEPHEID Technology incorporated in the Hand-Held System(s):

  5.5.1B.1 Amplification/Detection Technology only: [***]; or

  5.5.1.B.2 Integrated with Fluidics &/or Lysing Technology: [***].

  In the DP Field, the Running Royalty shall be payable on Net Sales of the Hand-Held System, including all accessories needed to operate the Licensed Products and Consumables (except independently packaged Reagents) sold with the Licensed Products.

  5.5.2 For sales in the Military Field:

  A. ETG shall pay CEPHEID'S Fully Burdened Cepheid Product Cost plus [***] for all subsystems, Modules, and Consumables supplied to ETG by CEPHEID. Should this transfer pricing increase more than two times the prior year's Consumer Price Index (CPI), the parties will reevaluate this pricing formula and confirm the parties' mutually agreement to this Section.

  B. ETG will pay to CEPHEID Running Royalties on the Net Sales price of all nucleic acid-based analysis components (identifiers) and related sample processing components in the Integrated Military Bioagent Detection Systems that are sold by ETG and that incorporate the CEPHEID Technology. Royalty rates will be based on one of the following rates, determined by the CEPHEID Technology integrated into the Licensed Product:

  5.5.2.B.1 Amplification/Detection Technology only: [***]; or

  5.5.2.B.2 Integrated with Fluidics &/or Lysing Technology: [***].

  If the nucleic acid-based analysis component (identifier) or any other component of an Integrated Military Bioagent Detection System that contains CEPHEID Technology is invoiced separately to the end-user, then the Running Royalty shall be applied to the invoiced price of the applicable components. If the Integrated Military Bioagent Detection System is invoiced in its entirety to the end-user, then the Parties will agree upon a formula for allocating a portion of the total Net Sales of each Integrated Military Bioagent Detection System corresponding to the number and nature of components containing CEPHEID Technology, and the Running Royalty shall be applied against such allocated portion of the total Net Sales.

  C. As the Military Field opportunities become better defined with regards to customer and program requirements, CEPHEID and ETG may adopt a mutually acceptable alternative compensation formula.

  REPORTS AND PAYMENTS

    Royalty Reports. Reports, accompanied by statements of minimum Royalties and running Royalties due, under Section 5 of this Agreement, shall be furnished to CEPHEID by ETG within forty-five (45) days after the completion of each calendar quarter. Such reports shall show gross sales of each Licensed Product, the deducted amounts used to calculate Net Sales, in accordance with Paragraph 1.35, and the Royalties due for the preceding fiscal quarter. Such reports shall also show calculations for all minimum Royalties and running Royalties due. Such reports shall also provide sales and sales price information for sales of Licensed Products to the U.S. Government such that CEPHEID can compile progress and royalty reports due under the Lawrence Livermore National Laboratory License.
    Invoices. Invoices shall reasonably reflect the Fully Burdened Cepheid Product Cost or Fully Burdened ETG Product Cost, as appropriate, for which a cost plus percentage payment is due.
    Records and Inspection.
      ETG shall keep accurate records of account on behalf of itself and its Affiliates, Successors, Sublicensees, and sellers, for the purposes of compliance with its obligations hereunder, and shall maintain them for at least 5 years from the date of their creation. ETG shall permit its records to be inspected and arrange for such inspection of the records of its Affiliates, Successors, Sublicensees, and sellers during normal business hours by independent certified public accountants to inspect and verify the accuracy of ETG payments. Such inspection shall be upon reasonable notice. If the inspection reveals an underpayment of greater than 5% between the payments owed to CEPHEID under this Agreement and the payments actually paid by ETG to CEPHEID, ETG will promptly pay CEPHEID's costs of conducting the inspection, along with the amount of the discrepancy. If no such underpayment is found, or if that underpayment is 5% or less, the cost of inspection shall be borne by CEPHEID.
      CEPHEID shall keep accurate records of account on behalf of itself and its Affiliates, Successors, Sublicensees, and sellers, for the purposes of compliance with its obligations hereunder, and shall maintain them for at least 5 years from the date of their creation. CEPHEID shall permit its records to be inspected and arrange for such inspection of the records of its Affiliates, Successors, Sublicensees, and sellers during normal business hours by independent certified public accountants to inspect and verify the accuracy of CEPHEID's Fully Burdened Cepheid Product Costs that are used as a basis for establishing the transfer prices of Modules and Consumables sold to ETG and to verify and/or identify any utilization of ETG Developments. Such inspection shall be upon reasonable notice. If the inspection reveals an overpayment of greater than 5% between the transfer prices to be charged by CEPHEID under this Agreement and the transfer prices actually paid by ETG to CEPHEID, CEPHEID will promptly pay ETG's costs of conducting the inspection, along with the amount of the overpayment. If no such overpayment is found, or if that overpayment is 5% or less, the cost of inspection shall be borne by ETG.
    Payments. Payments, other than Royalty payments, shall be payable in United States currency within 45 days of its receipt of the invoices specified in Paragraph 6.2, along with its cooperation in any audits requested under Paragraph 6.3. Royalty payments shall be paid with the Royalty reports described in Section 6.1. The dollar volume represented by sales in countries foreign to the United States shall be calculated using the average of the daily exchange rate published by the Wall Street Journal for the country in question during the fiscal quarter for which a report is required. Payments of Running Royalties shall be made within 45 days of the end of each fiscal quarter during which the Running Royalties apply. A failure to make payments in accordance with this Paragraph 6.4 will be considered a material breach of this Agreement.
    Currency. In the event consideration or Running Royalties are due for sales in a country where by reason of currency regulations of any kind or taxes of any kind it is impossible to make royalty payments for such country's sales in accordance with Paragraph 6.4, said Running Royalties shall be deposited in whatever currency is allowable for the benefit or credit of CEPHEID in an accredited bank of that country as mutually agreed to by the Parties.
    Taxes. All taxes with no right of offset required to be withheld from royalty payments hereunder shall be deducted by ETG from said payments and evidence of such payment or withholding shall be delivered to CEPHEID at the time the accounting for such royalty payment is made to CEPHEID.

  INTELLECTUAL PROPERTY

    Each party retains ownership of its own intellectual property developed prior to the date of this Agreement.
    Any intellectual property developed solely by either party during the term of this Agreement will be solely owned by that developing party; however, subject to the licenses and limitations set forth in Section 2 of this Agreement.
    Any Joint Developments will be jointly owned by the parties and may be used without restriction by either party, consistent with the provisions of Paragraph 2.4.2 of this Agreement. The Parties will implement steps with respect to Joint IP reasonably appropriate to facilitate its protection, use and appropriate exploitation by the parties.
    CEPHEID Patent Rights. CEPHEID will at all times own and be responsible for and fully maintain the CEPHEID Patent rights, except as set forth in Sections 7.5 and 7.6.
    Failure to Prosecute or Maintain. If CEPHEID fails to, or elects not to, prosecute any application or patent in the CEPHEID Patent rights, CEPHEID will, within a reasonable time after making such election, notify ETG and ETG will have the right, at its expense, to pursue such filing, prosecution and maintenance. Regardless of whether CEPHEID or ETG prosecutes a Patent right hereunder, ETG will retain the same rights in the Licensed Field as it would have been entitled to under this Agreement if CEPHEID had controlled the prosecution. Should the parties determine that only ETG would benefit in the prosecution and/or maintenance of any particular Patent rights under this paragraph, ETG shall be fully responsible for the associated costs; otherwise, ETG shall charge back any and all expenditures to Cepheid, initially by crediting ETG for Royalties as defined in Section 5.
    Failure to Seek Protection or Maintain. If CEPHEID decides not to seek patent protection in a particular country or other jurisdiction in the Territory, or to not maintain patent protection on any of the CEPHEID Patent rights in any country or other jurisdiction in the Territory where such CEPHEID Patent rights exist, CEPHEID will notify ETG of such decision in writing within a reasonable time after the decision is made. ETG will then have the right, at ETG option and expense, to file, prosecute, and maintain any such patent applications and patents. With respect to any such prosecution, ETG will retain the same rights in the Licensed Fields as it would have been entitled to under this Agreement if CEPHEID had controlled the prosecution. Should the parties determine that only ETG would benefit in the protection and/or maintenance of any particular Patent rights under this paragraph, ETG shall be fully responsible for the associated costs; otherwise, ETG shall charge back any and all expenditures to Cepheid, initially by crediting ETG for Royalties as defined in Section 5.
    ETG Developments. ETG will have the right, but not the obligation, to file, prosecute and maintain any Patent Rights which claim ETG Developments, at its cost and expense. If ETG fails to, or elects not to, prosecute any Patent rights which claim ETG Developments, ETG will, within a reasonable time after making such election, notify CEPHEID and CEPHEID will have the right to pursue such filing, prosecution, and maintenance, at CEPHEID's cost and expense. Regardless of whether CEPHEID or ETG prosecutes a Patent right in any ETG Improvement hereunder, CEPHEID will retain the same rights outside the Licensed Fields as it would have been entitled to under this Agreement if ETG had controlled the prosecution.

  WARRANTIES

    CEPHEID Representations and Warranties. CEPHEID warrants and represents that as of the effective date of this Agreement:

    (a) It has the appropriate rights to license or, as appropriate, sublicense such rights to ETG.

    (b) It has identified all PCR-related patents and patent applications for which Cepheid has rights to license and/or sublicense in Schedule A.

    (c) It has the right to grant this license to the Licensed Patents.

    (d) Except as set forth hereunder, it has neither executed agreements nor granted rights in conflict with the rights and license granted hereunder.

    (e) There are no current or pending Patent Office or court proceedings in which the ownership, inventorship, validity, patentability or enforceability of any of the Licensed Patents is being contested.

    (f) This Agreement has been authorized by all requisite corporate action of CEPHEID and the Agreement constitutes a valid and binding obligation of CEPHEID and is enforceable against CEPHEID in accordance with its terms.

    (g) CEPHEID SHALL PROVIDE ETG ITS STANDARD COMMERCIAL WARRANTY AS PROVIDED TO THIRD PARTY CUSTOMERS FOR ALL MODULES AND CONSUMABLE SOLD TO ETG UNDER THE TERMS OF THIS AGREEMENT.

    (h) EXCEPT AS PROVIDED FOR ABOVE, CEPHEID HEREBY DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND REGARDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE LICENSED PRODUCT, OR THAT THE LICENSED PRODUCT CAN BE SUCCESSFULLY DEVELOPED BY USE OF THE LICENSED PATENTS OR KNOW-HOW. IN NO EVENT SHALL CEPHEID BE LIABLE TO ETG FOR ANY SPECIAL, INCIDENTAL INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOSS OF PROFITS) ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, INCLUDING ITS PERFORMANCE OR ANY BREACH, DELAY, OR DEFAULT. THIS LIMITATION SHALL APPLY WHETHER A CLAIM ARISES IN CONTRACT, TORT, OR STRICT LIABILITY.

    ETG Representations and Warranties. ETG warrants and represents that, as of the effective date of this Agreement, to the best of its knowledge:

  (a) Except as set forth hereunder, it has neither executed agreements nor granted rights in conflict with the rights and licenses granted hereunder.

  (b) This Agreement has been authorized by all requisite corporate action of ETG and the Agreement constitutes a valid and binding obligation of ETG and is enforceable against ETG in accordance with its terms.

  (c) ETG SHALL PROVIDE CEPHEID ITS STANDARD COMMERCIAL WARRANTY AS PROVIDED TO THIRD PARTY CUSTOMERS FOR ALL COMPONENTS AND INSTRUMENTS SOLD TO CEPHEID UNDER THE TERMS OF THIS AGREEMENT.

  (d) EXCEPT AS PROVIDED FOR ABOVE, ETG HEREBY DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND REGARDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO COMPONENTS, INSTRUMENTS, OR LICENSED PRODUCTS, OR THAT THE ETG DEVELOPMENTS CAN BE SUCCESSFULLY DEVELOPED BY USE OF THE LICENSED PATENTS OR KNOW-HOW. IN NO EVENT SHALL ETG BE LIABLE TO CEPHEID FOR ANY SPECIAL, INCIDENTAL INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOSS OF PROFITS) ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, INCLUDING ITS PERFORMANCE OR ANY BREACH, DELAY, OR DEFAULT. THIS LIMITATION SHALL APPLY WHETHER A CLAIM ARISES IN CONTRACT, TORT, OR STRICT LIABILITY.

  PATENT INDEMNIFICATION

    If the Owner of a patent or copyright or trademark sues ETG alleging that the Licensed Products delivered under this Agreement or ETG's use of the Licensed Products infringe a patent or copyright identified in Schedule A and if ETG gives prompt notice of the suit, CEPHEID will defend the suit, provided that ETG gives CEPHEID reasonable cooperation in the defense of the suit.
    In any suit CEPHEID defends under paragraph 9.1, CEPHEID may control the defense, will pay all litigation costs including incurred attorney fees, and will indemnify ETG for all damages awarded by a court or any settlement payments approved by CEPHEID.
    In any suit CEPHEID defends under paragraph 9.1, if ETG is enjoined by court order or by settlement approved by CEPHEID from using the CEPHEID Technology and Licensed Products as sold by CEPHEID, CEPHEID shall, at no cost to ETG and as mutually agreed to in writing between the Parties, (a) procure for ETG the right to continue using the Licensed Products, (b) replace or modify the Licensed Products to avoid infringement, or (c) repossess the Licensed Products in exchange for a full refund of the Licensed Products.

  CONFIDENTIALITY

    No Use. The receiving party will not use Confidential Information of the disclosing party except for the purposes expressly set forth in this Agreement.
    Nondisclosure. The receiving party will not disclose Confidential Information to others (except to its employees, consultants, agents, and potential and actual collaboration partners, distributors and contract manufacturers, who reasonably require same for the purposes of this Agreement and who are bound to the receiving party by like obligations as to confidentiality) without the express written permission of the disclosing party.
    Authorized Disclosure. The receiving party may disclose Confidential Information to the extent such disclosure is reasonably required by law or judicial order; provided, however, that the party required to make such disclosure shall seek confidential treatment of the Confidential Information to the fullest extent possible and shall give the other party prompt written notice thereof and opportunity to seek protective treatment of the Confidential Information.
    Regulatory Disclosures. The confidentiality obligations in this Section 10 shall not apply to the extent that the Confidential Information or information created pursuant to this Agreement is a necessary or appropriate part of the information and data submitted for purposes of regulatory approval (including, but not limited to export) of the Licensed Product; provided, however, that to the extent practicable such submissions shall be made on a confidential basis. Such a regulatory disclosure shall in no way be interpreted as a public disclosure.
    Confidentiality Term. The confidentiality and non-use obligations under this Section 10 shall extend for the term of this Agreement and five years thereafter.
    Publications. Subject to prior written approval by ETG for all publications and releases, CEPHEID may use the ETG and its Affiliates, including Smiths Group, names and logos in publications and press releases on the collaboration.
    Affiliates. Nothing in this Section 10 or this Agreement shall be construed to prevent either Party from disclosing to its Affiliated Companies Confidential Information obtained from the other Party during this Agreement, provided that such Confidential Information is used in a manner consistent with this Agreement, and further provided that said Affiliated Companies are bound by a like confidentiality obligation with respect to such Confidential Information.

  TERM

  The term of this Agreement shall be for the Agreement Term, unless earlier terminated pursuant to Section 13 of this Agreement.

  INDEMNIFICATION

    ETG Indemnification. ETG shall indemnify, defend, and hold CEPHEID and its current, past, and future Affiliates and their Successors and their respective directors, officers, employees, representative and agents harmless from and against any and all liabilities, claims, demands, costs, expenses, judgments or settlements (including legal expenses and attorneys' fees) which arise out of or result from the use, testing, manufacture, recall, processing, commercializing, promoting, packaging, labeling, sale, or distribution of Licensed Product by or on behalf of, or as a result of the activities of, ETG or its Affiliates, Successors, Sublicensees, sellers, or agents.

    12.2 CEPHEID Indemnification. In addition to that set forth in Section 9, CEPHEID shall indemnify, defend, and hold ETG and its current, past, and future Affiliates and their Successors and their respective directors, officers, employees, representative and agents harmless from and against any and all liabilities, claims, demands, costs, expenses, judgments or settlements (including legal expenses and attorneys' fees) which arise out of or result from any third party claims of patent, license or intellectual property rights infringement or other violations against the CEPHEID technology or other information provided by CEPHEID to ETG under this Agreement or as a result of the activities of CEPHEID or its Affiliates, Successors, Sublicensees, sellers, or agents.

    Notice. The parties shall give each other prompt notice in writing, in the manner set forth in Paragraph 16.6 below, of any claim or demand made against them that may be covered by this Section 12. Except as defined in Section 9, the parties shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.
    Insurance. Each party warrants that it has and will maintain during the term of this Agreement and for five (5) years thereafter product liability and general liability insurance in commercially reasonable amounts customary for similarly situated companies and sufficient to support its indemnification obligations under this Agreement. The parties will give each other reasonable prior written notice of any cancellation or failure to renew such insurance. Such insurance will be placed with insurers having a Best or Standard and Poors rating of "A" or better. Upon request by the other party, ETG or CEPHEID shall promptly provide a customary certificate of insurance, evidencing the coverage required by this Paragraph 12.3.

  TERMINATION

    This agreement shall terminate with 30 days notice from either party if any of the following occurs:
      A Purchase Order for the sale of a Hand- Held System using the Cepheid Technology is not issued within three years of the date of the Letter of Intent (March 20, 2001); or

    13.1.2 The Parties mutually agree, in writing, that all or specified licenses granted by this Agreement shall terminate.

    13.1.3 The Agreement may also be terminated if there has been a material breach of this Agreement by either party. If CEPHEID or ETG is in material default of any obligations hereunder, the non-defaulting party may give written notice to the defaulting party of its intention to terminate this Agreement, and this Agreement shall terminate sixty (60) days after the giving of such notice unless during such sixty (60) day period a cure for the default has commenced to the reasonable satisfaction of the non-defaulting party.
    In the event of a termination by ETG, except if termination is due to a material breach by Cepheid, CEPHEID shall have the option to retain access to the Hand-Held Systems developed under this Agreement, for sale into any markets, under terms and conditions to be reasonably agreed upon by the Parties, but in no event to exceed the costs and Running Royalties established under this Agreement. Should ETG terminate this Agreement due to a material breach by Cepheid, ETG shall have the ability to continue to sell any remaining inventory of Hand-Held Systems and/or components until the inventory is exhausted under the terms and conditions of this Agreement.
    Rights Upon Termination. Upon termination of this Agreement, all rights and obligations of the Parties shall cease with respect thereto, except (a) for any payments and Running Royalties under Sections 5 and 6 of this Agreement which have accrued to the date of termination, including a pro-rata share of such payments and Running Royalties, if applicable; and (b) any obligations set forth in this Agreement that specifically survive termination.
    Inventories. After the effective date of termination, Licensed Product that ETG has on hand as of the date of termination may be sold, provided that any applicable payment or royalty under this Agreement is paid to CEPHEID.

  ASSIGNMENT

    This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement, in whole or in part, to an Affiliate of such Party or to the successor (including the surviving company in any consolidation, reorganization, or merger) or assignee of all or substantially all of its business ("Successor"). This Agreement will be binding upon any permitted Successor of either Party. No assignment shall have the effect of relieving any Party to this Agreement of any of its obligations hereunder.

  DISPUTE RESOLUTION

    Resolution by Party Representatives. In the event of any Dispute, either Party may, by written notice to the other, refer such Dispute to the officers designated below for attempted good faith negotiations within 30 days after such notice is received, as may be extended by mutual written agreement of both officers for up to 90 days:

    For CEPHEID: Chris McReynolds, VP of Marketing and Business Development

    For ETG: Jill McClune Myrick, Contracts Manager

    Arbitration. Except as provided in Paragraph 15.1, and except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm, any and all Disputes shall be finally determined by arbitration in accordance with then existing commercial rules of the AAA. Title 9, "Arbitration," of the California Code of Civil Procedure (CCP), including without limitation the provisions of CCP Section 1283.05 shall apply. Unless the Parties agree in writing to one arbitrator, the arbitration panel shall be composed of three (3) arbitrators, one of whom will be named by each Party. The third arbitrator, who shall act as chairman, shall be determined by the arbitrators named by each Party or, if they cannot agree in 30 days from date of the later-designated arbitrator's appointment, by the AAA. The arbitrators shall meet and decide in Santa Clara County, California. The arbitrators shall decide each issue presented to them by a majority vote, and their decisions shall be final and conclusive and binding upon the Parties. The amount of the costs of any such arbitration and by whom they shall be paid will be determined as part of the arbitration. The agreement regarding dispute resolution set forth in this Section 16 shall be final and enforceable and judgment upon any award rendered by the arbiters may be entered in any court having jurisdiction.

  MISCELLANEOUS

    Applicable Law. This Agreement shall be construed under and governed by the laws of the State of California, regardless of the choice of law principles of that state or any other jurisdiction.
    Complete Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and has priority over all documents, verbal consents or understandings made between CEPHEID and ETG before the conclusion of this Agreement with respect to matters hereof. None of the terms of this Agreement shall be amended or modified except in writing signed by the Parties hereto. Any waiver by any Party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such Party. Failure of any Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
    Relationship of the Parties. For all purposes of this Agreement, CEPHEID and ETG shall be deemed to be independent contractors and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute CEPHEID and ETG as partners, joint venturers, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement constitute any Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party is authorized to make any statements or representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party. Anything in this Agreement to the contrary notwithstanding, no Party hereto shall assume nor shall be liable for any liabilities or obligations of the other Party, whether past, present or future.
    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the Party adversely affected may terminate this Agreement, as well as any related agreements (including without limitation any agreements concerning the Licensed Products), upon 90 days' prior written notice to the other Party.
    Publicity. CEPHEID and ETG shall agree to the text of an initial announcement of this Agreement to the public, and shall not publicly disclose any further details of the Agreement without mutual written consent.
    Notice. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail addressed to the Parties at the following addresses:

    To ETG: Richard R. Thomas, President

    ENVIRONMENTAL TECHNOLOGIES

    GROUP, INC.
    1400 Taylor Avenue
    Baltimore, MD 21234

    To CEPHEID: Kurt Petersen, President
    CEPHEID
    1190 Borregas Avenue
    Sunnyvale, California 94089

    Survival. All obligations of Paragraphs 8.1(g) and (h), 8.2 (c) and (d), 9, 10.1 - 10.7, 12.1 - 12.3, 13.2 - 13.3, 15.1 - 15.2, and 16.1 - 16.7 shall survive the Agreement Term or the termination, for any reason, of this Agreement.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written below.

    ENVIRONMENTAL TECHNOLOGIES GROUP, INC

    BY: Jill Mclune Myrick

    TITLE: Senior Contract Manager

    CEPHEID

    BY: Thomas Gutshall

    TITLE: Chief Executive Officer

    DATE: August 9, 2001

    SCHEDULE A

    I. CEPHEID Patent Rights.

        Amplification/Detection Technology
TITLE	US SERIAL#	FILED	STATUS

        [***]

        Fluidics and/or Lysing Technology
TITLE	US SERIAL#	FILED	STATUS

[***]

SCHEDULE B

MINIMUM DOCUMENTATION SUPPLIED TO ETG BY CEPHEID

1. A copy of all patents and patent applications listed in Schedule A.

2. A copy of all patents resulting from applications listed in Schedule A.

3. All drawings, specifications, and processes related to the following: I-CORE module, other PCR technology applicable to the DP and military markets, and all sample processing technology (including, but not limited [***]

4. Government and Cepheid test reports of relevant Cepheid technology including, but not limited to, [***]

5. Component vendor list.

THE SYMBOL "[***]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS."